Exhibit 99.(d)(vii)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660] [(800) 722-4448] [www.PacificLife.com]

SECURECAP AND BUFFER RATE CREDITING STRATEGY RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our” and the “Company”) has issued this Rider as a part of the Contract to which it is attached. This Rider is in effect on the Rider Effective Date shown in this Rider’s Specifications and stays In Force unless it terminates as described in the Rider Termination section below.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail. All other terms and conditions of your Contract remain unchanged. If the Contract is terminated, this Rider will automatically terminate.

This Rider provides the formula for calculating the Interim Value and the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy. There is no charge for this Rider.

RIDER DEFINITIONS

Certain terms used throughout this Rider are defined in this section. Other terms may be defined in other sections of this Rider. Defined terms and certain Rider provisions are capitalized to provide emphasis. For purposes of this Rider, the following definitions apply.

Adjusted Index Return – A percentage that is used to determine the Annual Period Credit for each Annual Period for each Vintage of an Index- Linked Option with the Rider Crediting Strategy. The Adjusted Index Return may be positive, negative, or equal to zero.

Annual Period – A period that runs from one Contract Anniversary to the next Contract Anniversary during the Index Term. An Annual Period will always end on a Contract Anniversary. The initial Annual Period may be less than one year for any Vintage created due to a Subsequent Purchase Payment.

Annual Period Credit – An amount added to the Annual Period Value, as applicable, at the end of each Annual Period. The Annual Period Credit may be positive, negative, or equal to zero.

Annual Period Value – An amount that is used to calculate the Index-Linked Option Credit for each Vintage of an Index-Linked Option with the Rider Crediting Strategy.

Each Vintage will have a separate Annual Period Value. The Annual Period Value for a Vintage at the start of the Index Term is equal to the Investment Base. At the end of each Annual Period, the Annual Period Value is adjusted by the Annual Period Credit for the Annual Period. The Annual Period Value will be reduced for any withdrawals or optional Rider charges on a day other than the Vintage Start Date and Vintage End Date in the same proportion as the Withdrawal or optional Rider charge reduces the Interim Value.

Buffer Rate – A type of Protection Level that is used to determine the Adjusted Index Return for each Vintage with the Rider Crediting Strategy if the Index Return is less than zero.

The Buffer Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed not to change for the life of the Contract so long as we continue to offer the Index-Linked Option.

ICC26 20-1918	[1]

RIDER DEFINITIONS (continued)

Cap Rate – A maximum rate that is used to determine the Adjusted Index Return for the Annual Period for each Vintage with the Rider Crediting Strategy if the Index Return is greater than or equal to zero.

The initial Cap Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed for the initial Index Term. Renewal Cap Rates will be declared at the beginning of each Index Term and will never be less than the Minimum Cap Rate shown in the Specifications. The declared renewal Cap Rates are guaranteed until the end of any Index Term.

Cap Rates may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

Index-Linked Option Cost – A rate equal to the fair value of hypothetical derivatives that support the Vintage on the Vintage Start Date.

Index Return – A percentage change in the Index Price that is used to determine the Adjusted Index Return for the Annual Period for each Vintage with the Rider Crediting Strategy. The Index Return may be positive, negative, or equal to zero.

Protection Level – A rate that is used to determine the Adjusted Index Return for each Vintage with the Rider Crediting Strategy if the Index Return is less than zero.

Rider Crediting Strategy – The Crediting Strategy that is provided by this Rider (“SecureCap and Buffer Rate Crediting Strategy”).

CALCULATION OF INTERIM VALUE ON ANY BUSINESS DAY

We calculate the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy on each Business Day by determining the value of a specific set of hypothetical derivatives using an option pricing formula. Our Interim Value calculation is on file with the insurance supervisory official in the jurisdiction in which this Contract is issued for delivery.

We use the following formula to determine the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy:

Interim Value = A x (1 - C x D) x (((1 + I) / (1 +J ))(N x D)) + A x B - (TC x A x D)), where:

A	=	Investment Base
B	=	Market Value of Derivatives Supporting the Index-Linked Option on the Business Day
C	=	Index-Linked Option Cost
D	=	Percentage of time remaining in Index Term (This is the number of days remaining in Index Term divided by total days in the Index Term (including leap day(s) when applicable))
I	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
J	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
N	=	Total number of years in the Index Term
TC	=	Trading Costs

The derivative supporting the SecureCap and Buffer Rate Index-Linked Option is a multiplicative annual cliquet option.

TRANSACTIONS THAT DECREASE THE INTERIM VALUE

The Interim Value will be decreased by the amount of any deductions from the Vintage as a result of any:

•	Withdrawals, including an applicable Withdrawal Charge;

ICC26 20-1918	[2]

•	Applicable Advisory Fee Withdrawals;
•	Charges for Premium Taxes and/or other taxes; and
•	Charges for any rider attached to the Contract.

The decrease will occur on the Business Day that the transaction is processed. On the following Business Day, the Interim Value will resume calculation according to the formula described in Calculation of Interim Value on any Business Day.

INDEX-LINKED OPTION CREDIT FORMULA

We use the following formula to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy. The Index-Linked Option Credit will be credited only on the Vintage End Date.

At the end of each Annual Period during the Index Term, we calculate a revised Annual Period Value as follows:

Step One – Determine the Index Return for the Annual Period

•	First Annual Period: Index Return = (Index Price for the Contract Anniversary – Index Price for the Vintage Start Date) / Index Price for the Vintage Start Date

•	Each subsequent Annual Period: Index Return = (Index Price for the Contract Anniversary – Index Price for the prior Contract Anniversary) / Index Price for the prior Contract Anniversary

Step Two – Determine the Adjusted Index Return for the Annual Period

•	If the Index Return is greater than or equal to zero, the Adjusted Index Return = Lesser of Index Return or Cap Rate

•	If the Index Return is less than zero, the Adjusted Index Return = Lesser of (Index Return + Buffer Rate) or zero

Step Three – Determine the Annual Period Credit as of the end of the Annual Period

•	Annual Period Credit = (current Annual Period Value x Adjusted Index Return)

Step Four – Determine the Annual Period Value as of the end of the Annual Period

•	Annual Period Value = (current Annual Period Value + Annual Period Credit)

On the Vintage End Date, we calculate the Index-Linked Option Credit as follows:

•	Index-Linked Option Credit = (Annual Period Value as of the Vintage End Date – Investment Base)

TERMINATION OF RIDER

This Rider will remain in effect until the earlier of:

•	The Annuity Date; or
•	The date the Contract terminates.

PACIFIC LIFE INSURANCE COMPANY

ICC26 20-1918	[3]